EXHIBIT 99.2

RiceBran Technologies Closes $9.0 Million Public Offering

SCOTTSDALE, AZ - (Dec 18, 2013)   RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company”) today announced that it has completed a public offering of 1,714,286 shares of Common Stock at a price per share of $5.24, together with Warrants to purchase 1,714,286 shares of its Common Stock at $0.01 per share (“Warrants”)  for gross proceeds to the company of $9.0 million.  The Company’s Securities are now listed on the NASDAQ Capital Market under the symbols “RIBT” for its Common Stock and “RIBTW” for its Warrants.

RBT intends to use the net proceeds from the offering of $7.8 million to complete its recently announced planned acquisition of H&N Distribution, Inc., to fund expansion of its plant operations in Brazil, to upgrade US plants and for general working capital purposes.

Maxim Group LLC acted as the Sole Book Running Manager and Chardan Capital Markets, LLC and Dawson James Securities, Inc. acted as Co-Managers in the offering.

A registration statement relating to the Common Stock and Warrants was declared effective by the Securities and Exchange Commission on December 12, 2013. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made by means of prospectus, copies of which may be obtained from Maxim Group LLC at 405 Lexington Ave, New York, New York 10174, (800)-724-0761.

About RiceBran Technologies
RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause RiceBran Technologies actual results to differ materially from results expressed or implied by the forward looking statements. These risks include matters discussed under the “Risk Factors” section of RiceBran Technologies prospectus filed with the SEC and as amended through December 16, 2013. Although RiceBran Technologies may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

Investor Contact:

Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com